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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the Registration Statement on Form S-8 of Cisco Systems, Inc. for the registration of 486,504 common shares pursuant to the acquisition of Light Speed International, Inc. 1996 Stock Option Plan, of our reports dated August 4, 1997, on our audits of the consolidated financial statements and financial statements schedule of Cisco Systems, Inc. as of July 26, 1997 and July 28, 1996, and for the years ended July 26, 1997, July 28, 1996, and July 30, 1995 which reports are included in the Company's 1997 Annual Report on Form 10-K, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Experts."

                                       COOPERS & LYBRAND L.L.P.
San Jose, California
March 2, 1998